Rosenberg Rich

Baker Berman

& Company

A PROFESSIONAL ASSOCIATION OF

CERTIFIED PUBLIC ACCOUNTANTS

380 Foothill Road P.O. Box 6483 Bridgewater, NJ 08807-0483

Phone: 908-231-1000 FAX: 908-231-6894

Website: www.rrbb.com ? E-Mail: info@rrbb.com

November 12, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Clifton Mining Company (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Part II – Item 3 of Form 10-SB, as part of the Form 10-SB of Clifton Mining Company dated November 9, 2007. We agree with the statements concerning our Firm in such Form 10-SB.

Very truly yours,

/s/ Rosenberg Rich Baker Berman & Co.

Rosenberg Rich Baker Berman & Company

AMERCAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS CENTER FOR PUBLIC COMPANY AUDIT FIRMS

PRIVATE COMPANIES PRAACTICE SECTION POLARIS INTERNATIONAL

REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD